Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Telecom Italia Capital on Form F-4 of our report dated January 26, 2004, except for Note 38 for which the date is March 31, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the translation of Chilean peso amounts into U.S. dollar amounts and an explanatory paragraph regarding the reconciliation of Chilean GAAP to U.S. GAAP for net income and shareholders’ equity and the application thereof), relating to the consolidated financial statements of Empresa Nacional de Telecomunicaciones S.A. as at December 31, 2003 and 2002 and for the three years ended December 31, 2003, appearing in the Annual Report on Form 20-F/A of Telecom Italia S.p.A. for the years ended December 31, 2003, 2002 and 2001. We also consent to the reference to us under the heading “Independent Accountants” in the Prospectus, which is a part of this Registration Statement.

/S/    DELOITTE

Santiago, Chile

August 30, 2004

Una firma miembro de

Deloitte Touche Tohmatsu